Exhibit 99.1

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7000

FOR IMMEDIATE RELEASE

SUNLINK HEALTH SYSTEMS ACQUIRES CARMICHAEL’S CASHWAY

PHARMACY FOR $24 MILLION AND COMPLETES NEW $47 MILLION

CREDIT FACILITY

Continues Evaluation of Strategic Alternatives

Atlanta, April 23, 2008 — SunLink Health Systems, Inc. (AMEX:SSY) today announced that it has acquired Carmichael’s Cashway Pharmacy, Inc., for a purchase price of approximately $24.0 million, consisting $19.0 million cash, seller subordinated debt of $3.0 million and $2.0 million of SunLink shares (334,448 shares). Carmichael’s, with annual revenues of approximately $42.2 million, has been in business for over 30 years and is recognized as a leader in the provision of infusion therapy, specialty and institutional pharmacy services, enteral products, respiratory medications, medical equipment and retail pharmacy services to rural communities in southwest Louisiana and eastern Texas.

SunLink also announced that it has entered into a new $47.0 million credit facility a portion of the proceeds of which have been applied to repay SunLink’s existing debt, complete the acquisition of Carmichael’s and to pay costs and expenses relating to the refinancing and Carmichael’s transactions and the balance of which will be available for working capital purposes. The seven-year credit facility is comprised of a $12.0 million revolver with interest at LIBOR plus 3.50% and a $35.0 million term loan amortizable over 20 years with interest at LIBOR plus 5.07%. In connection with the closing of the Carmichael’s transaction and repayment of its existing credit facility, SunLink drew-down a total of $40.5 million under the new credit facility. Chatham Capital, a $700 million private investment fund based in Atlanta, GA, is the agent and lender for the new credit facility.

Robert M. Thornton, Jr., CEO of SunLink, stated, “The Carmichael’s acquisition complements and broadens the scope of our current rural hospitals, which include nursing home, home care and physician clinic businesses, to include infusion therapy, specialty and institutional pharmacy and related home care services and products in desirable rural markets. We expect the financial contributions from Carmichael’s to be accretive.

“Our overall objective continues to be to enhance shareholder value by executing our existing business plan, including continuing to focus on strategic efforts for additional improvement in our existing hospital portfolio, completing and integrating the Carmichael’s acquisition and pursuing additional acquisitions.”

SunLink also said that its Board of Directors, through its Special Committee, is continuing to evaluate strategic alternatives and has not ruled out any alternative. The company said it believes the Carmichael’s acquisition and new credit facility will facilitate the company’s efforts to realize maximum value for its shareholders and does not preclude the Board from pursuing any strategic alternative.

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest and its home care and specialty pharmacy business in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.